Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Declares Cash Dividend of $0.08 Per Share Announces New Date for Annual Meeting

Fort Myers, FL − April 8, 2016 − Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share of its common stock, a 3.2% increase over the dividend rate from June 2015. The dividend is payable on June 27, 2016 to Chico’s FAS shareholders of record at the close of business on June 13, 2016.

The Company also today announced that it has reset the date of its 2016 Annual Meeting of Shareholders from Thursday, June 16 to Thursday, July 21, 2016. Shareholders of record as of May 16, 2016, the record date, will be entitled to vote at the meeting.

Details regarding the time and location for the Annual Meeting will be available in the Company’s proxy materials, which will be mailed to all shareholders eligible to vote at the Annual Meeting and filed with the U.S. Securities and Exchange Commission.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of January 30, 2016, the Company operated 1,518 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199